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                          INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made this 5th day of June, 1991, by and between SEI International Trust, a Massachusetts business trust (the "Trust"), and Brinson Partners, Inc. (The "Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares, each having its own investment policies; and

     WHEREAS, the Trust has retained SEI Financial Management Corporation (the "Manager" or "SFM") to provide administration of the Trust's operations, subject to the control of the Board of Trustees;

     WHEREAS, the Trust desires to retain the Adviser to render investment management services with respect to its International Equity Portfolio and such other portfolios as the Trust and the Adviser may agree upon (the "Portfolios"), and the Adviser is willing to render such services:

     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

     1. DUTIES OF THE ADVISER. The Trust employs the Adviser to manage the investment and reinvestment of the assets, and to continuously review, supervise, and administer the investment program of the Portfolios, to determine in its discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's Officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities.

          The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's prospectus and statement of additional information as amended form time to time, and applicable laws and regulations.

          The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     2. PORTFOLIO TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results as described in the Trust's prospectus and statement of additional information from time to time. The

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          Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

          It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of the Trust to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934.

     3. COMPENSATION OF THE ADVISER. For their services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in the Schedule(s) which are attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser at the end of each month, and calculated by applying a rate, based on the annual percentage rates as specified in the attached Schedule(s), to the average investment balance of that portion of the assets of the Portfolio managed by the Adviser. The fee shall be based on the market value of investments under management for the month involved.

     4. OTHER SERVICES. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust, office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

     5. REPORTS. The Trust agrees to furnish to the Adviser, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of its financial statements and such other information with regard to its affairs as the Adviser may reasonably request. The Adviser agrees to furnish to the Trust such information which the Adviser makes available to the public including certified financial statements.

     6. STATUS OF THE ADVISER. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed to be an Agent of the Trust.

     7. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request.

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     8.   LIABILITY OF THE ADVISER.  No provision of the Agreement shall be deeded to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its obligations under this Agreement.

     9. PERMISSIBLE INTERESTS. To the extent permitted by law, trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

     10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue in effect for two years, after its initial approval as to the Portfolio, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

          This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than thirty (30) days nor more than sixty (60) days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on ninety
          (90) days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party. Notwithstanding any other provision in this paragraph, this Agreement shall terminate automatically without penalty 120 days after its initial effective date unless approved by the majority of the outstanding voting securities of the Portfolio.

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          As used in this Section 10, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     12. NOTICE. Any notice to be given to the Adviser by the Trust pursuant to the terms of this Agreement regarding (i) termination of this Agreement; (ii) changes in investment objectives, policies or guidelines, or (iii) changes in portfolio transaction practices shall be deemed to have been given if provided in writing (including by telecopy or similar hard copy reproduction) and delivered to: Three First National Plaza, 70 West Madison Street, Ninth Floor, Suite 109, Chicago, IL 60602-4298.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

BRINSON PARTNERS, INC.                  SEI INTERNATIONAL TRUST


By:signature appears here               By:signature appears here
   ---------------------------             -------------------------------------


                                       -5-

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                                   SCHEDULE A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                             SEI INTERNATIONAL TRUST
                                       AND
                             BRINSON PARTNERS, INC.




SEI International Trust (the "Trust") shall pay compensation to Brinson Partners, Inc. Pursuant to Section 3 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rate:

International Portfolio:      .   % of assets up to
                              $300 million

                              .   % of assets over
                              $300 million

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October 4, 1994



Mr. Ed Hamill, Managing Partner
Brinson Partners, Inc.
209 South LaSalle Street
Chicago, IL  60604-1295

Dear Ed:

At a meeting of the Board of Trustees of the SEI International Trust held on September 28, 1994, the Board voted to terminate Brinson Partners, Inc. As the investment adviser for the International Equity Portfolio. The current contract provides that the agreement may be terminated upon thirty (30) days written notice. Accordingly, please accept this letter as formal written notice that the investment advisory agreement dated June 5, 1991 between Brinson Partners, Inc. and SEI International Trust is being terminated effective November 7, 1994.

The Board concluded, after much analysis and discussion, that the investors of the International Equity Portfolio would be best served with a dual manager structure utilizing investment strategies unavailable at Brinson Partners. The Board has selected Acadian Asset Management, Inc. And Worldinvest Limited to serve as the Portfolio's new advisers.

We appreciate your service over the years and particularly your commitment to a smooth and uneventful transition.

Please note that this termination does NOT in any way effect your relationship as the investment manager for the AMS Core International Fund. We are currently in discussions with the investors in this Trust, and are attempting to assess their views relative to any possible replacement. The Trust Investment Committee will meet in December to discuss what, if any, action should be taken.

We will coordinate with Ron Martinez our plans for the transition.

Sincerely,

/s/ David G. Lee
----------------

David G. Lee
President and Chief Executive Officer
SEI International Trust